Exhibit 99.1

Contact:
Mark C. Layton	Todd Fromer / Lewis Goldberg
Senior Partner and Chief Executive Officer	Investor Relations / Media Relations
Or Thomas J. Madden	KCSA Worldwide
Senior Partner and Chief Financial Officer	(212) 896-1215 / (212) 896-1233
(972) 881-2900	tfromer@kcsa.com /
lgoldberg@kcsa.com
PFSweb Receives Nasdaq Delisting Notice
PLANO, Texas, August 25, 2006 — PFSweb, Inc. (Nasdaq:PFSW), a global provider of business process outsourcing (BPO) solutions and web commerce retailer, announced that it has received a delisting notification from Nasdaq dated August 25, 2006 stating that PFSweb no longer complies with the $1 minimum bid price requirement for continued listing — Marketplace Rule 4310(c)(4) — as the closing bid price for the prior consecutive 30 business days closed below the minimum requirement.
As the Company is traded on the Nasdaq Capital Market, and currently meet all initial inclusion requirements for the Capital Market, except for the minimum bid price, they have been afforded a compliance period of 180 calendar days.
To regain compliance, the Company must meet or exceed the $1 minimum bid price for 10 consecutive business days. If the Company is unable to achieve this standard, and they continue to meet all other initial inclusion requirements, they can receive an additional 180-day compliance period.
Mark Layton, Chief Executive Officer of PFSweb, said, “We are hopeful that our stock price will rise above the $1.00 minimum through our continuing focus on improving business performance. If necessary, however, we have the ability through recent shareholder approval to effect a reverse stock split to regain the minimum stock price requirement.”
About PFSweb, Inc.
PFSweb develops and deploys integrated business infrastructure solutions and fulfillment services for Fortune 1000, Global 2000 and brand name companies, including third party logistics, call center support and e-commerce services. The company serves a multitude of industries and company types, including such clients as Adaptec, Chiasso, FLAVIA(R) Beverage Systems, Hewlett-Packard, International Business Machines, Nokia, Pfizer,

Inc., Raytheon Aircraft Company, Rene Furterer USA, Roots Canada Ltd., The Smithsonian Institution and Xerox.
Through its wholly owned eCOST.com subsidiary, PFSweb also serves as a leading multi-category online discount retailer of high-quality new, “close-out” and refurbished brand-name merchandise for consumers and small business buyers. The eCOST.com brand markets more than 100,000 different products from leading manufacturers such as Apple, Canon, Citizen, Denon, Hewlett-Packard, Nikon, Onkyo, Seiko, Sony, and Toshiba primarily over the Internet and through direct marketing.
To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit the company’s websites at http://www.pfsweb.com and http://www.ecost.com.
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2005 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report and the Risk Factors described therein. These factors include: our ability to retain and expand relationships with existing clients and attract and implement new clients; our reliance on the fees generated by the transaction volume or product sales of our clients; our reliance on our clients’ projections or transaction volume or product sales; our dependence upon our agreements with IBM; our dependence upon our agreements with our major clients; our client mix, their business volumes and the seasonality of their business; our ability to finalize pending contracts; the impact of strategic alliances and acquisitions; trends in the market for our services; trends in e-commerce; whether we can continue and manage growth; changes in the trend toward outsourcing; increased competition; our ability to generate more revenue and achieve sustainable profitability; effects of changes in profit margins; the customer and supplier concentration of our business; the unknown effects of possible system failures and rapid changes in technology; trends in government regulation both foreign and domestic; foreign currency risks and other risks of operating in foreign countries; potential litigation; potential delisting; our dependency on key personnel; the impact of new accounting standards and rules regarding revenue recognition, stock options and other matters; changes in accounting rules or the interpretations of those rules; our ability to raise additional capital or obtain additional financing; our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants; relationship with and our guarantees of certain of the liabilities and indebtedness of our subsidiaries; whether outstanding warrants issued in a prior private placement will be exercised in the future; the transition costs resulting from our merger with eCOST; our ability to successfully integrate eCOST into our business to achieve the anticipated benefits of the merger: eCOST’s potential indemnification obligations to its former parent; eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of its advertising and marketing efforts; and eCOST’s ability to increase its sales revenue and sales margin and improve operating efficiencies. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
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